EXHIBIT 10.38

August 9, 2011

Michelle Gass

Dear Michelle:

Thank you for your contributions to the Company’s success and congratulations on your promotion to president, EMEA. I value your passion for the organization and look forward to you continuing in your new position, which will begin on October 3, 2011.

Here are the specifics of your offer:

Assignment

You will be working in London, U.K. on an expatriate assignment. Starbucks anticipates the duration of your assignment to be three (3) years. Starbucks reserves the right to shorten or lengthen the duration of your assignment for any reason.

Salary and Bonus

Salary and bonus target changes for fiscal 2012 will be considered by the Compensation and Management Development Committee of the Board (the “Compensation Committee”) at their September meeting. Any approved changes will be effective October 3, 2011.

Stock

You will remain eligible for the Starbucks Corporation Amended and Restated 2005 Key Employee Sub-Plan to the 2005 Long-Term Equity Incentive Plan (the “Key Employee Plan”) and the Starbucks Corporation Employee Stock Purchase Plan – 1995 (S.I.P.) while on assignment.

You should obtain tax advice before exercising stock options or selling shares while you are on assignment due to potentially severe tax implications. (See the Tax section of the International Assignment Addendum for more information.)

The Company’s executive stock ownership guidelines will continue to apply to you. Any changes to your minimum stock ownership level as president, EMEA will be considered by the Compensation Committee in September.

Savings

As long as you are on the U.S. Payroll, your service will be counted for purposes of determining eligibility for the Management Deferred Compensation Plan (MDCP) and the Future Roast 401(k) Savings Plan (401(k) Plan), while on expatriate assignment. If you have questions about MDCP or the 401(k) Plan, please contact the Starbucks Savings Team at savings@starbucks.com. You may obtain more information about the plans on the Savings link at http://LifeAt.sbux.com.

Medical Benefits

For the duration of your international assignment, you will be enrolled in Starbucks Expatriate Health Plan insured by CIGNA International, which replaces your current health plan. (Please refer to the attached International Assignment Addendum for more details.)

Michelle Gass

Executive Physical Exam

You will continue to be eligible to participate in Starbucks executive physical program.

Executive Life Insurance

You will continue to receive partner life coverage equal to three (3) times your annualized base pay, paid for by Starbucks. You may purchase up to an additional two (2) times your annualized base pay (for a total of five (5) times pay) to a maximum life insurance benefit of $2,000,000.

Relocation and Expatriate Benefits

You are presently scheduled to relocate to London on or around August 15, 2011. Typical and customary expenses will be paid by Starbucks. Starbucks wants your move to be a positive one. To assist you, we have partnered with Paragon to provide you with relocation services. You will be assigned a consultant who will be your central point of contact to address issues and questions you may have regarding your relocation. Your relocation package is outlined in the attached International Assignment Addendum and further information on these benefits can be found in the Relocation Guidelines to be provided to you by Paragon. Typical expatriate benefits while on assignment, such as tax equalization, host country housing and goods and services differential, are outlined in the attached International Assignment Addendum.

Section 16 Obligations

As president, EMEA, you will be subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, and responsible for filings with the Securities Exchange Commission. Starbucks legal counsel will assist you with your filings.

Recovery of Incentive Compensation Policy

As a Section 16 officer of the Company, you are also subject to the Starbucks Recovery of Incentive Compensation Policy (the “Clawback Policy”). The Clawback Policy is included in the attached consent which you are required to sign indicating that you have read and agree to the terms and conditions of the policy.

Insider Trading Policy

As an executive of the Company, you will continue to be prohibited from trading Starbucks securities (or, in some circumstances, the securities of companies doing business with Starbucks) from time to time in accordance with the Company’s Insider Trading Policy and Blackout Procedures.

Coffee Hedging

As an officer of the Company, you are prohibited from trading in coffee commodity futures for your own account.

Your employment with Starbucks Coffee Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, not prohibited by law.

On behalf of the entire team, I wish you the best in your new role and look forward to your continued success and partnership.

Warm regards,

/s/ Howard Schultz
Howard Schultz chairman, president and chief executive officer

Michelle Gass

cc:	partner file Kalen Holmes

Enc.	International Assignment Addendum Non-Competition Agreement Starbucks Recovery of Incentive Compensation Policy Consent

I accept employment with Starbucks Corporation, and its wholly-owned subsidiaries, according to the terms set forth above.

/s/ Michelle Gass	8.14.2011
Michelle Gass	Date

Please sign and return one copy of this letter, the International Assignment Addendum, the Non-Competition Agreement, and the Starbucks Recovery of Incentive Compensation Policy Consent to Kalen Holmes.